                                                                   EXHIBIT 10.15


                                                                 CERYLID PTY LTD
                                                            (ABN 92 061 632 684)

                                                                             and

                                                      ANADYS PHARMACEUTICALS INC

                                                             SCREENING AGREEMENT

                                                            Arnold Bloch Leibler
                                                            Ref: SGS:01- 1105573

                                TABLE OF CONTENTS

1     DEFINITIONS AND INTERPRETATION......................................    1
2     FEES................................................................   12
3     SUPPLY OF SAMPLE EXTRACTS...........................................   13
4     USE OF SAMPLE EXTRACTS..............................................   13
5     SCREENS / TARGETS...................................................   13
6     SCREENING...........................................................   14
7     DEREPLICATION AND CHARACTERISATION..................................   15
8     TERM................................................................   16
9     REPORTING...........................................................   16
10       IDENTIFIED COMPOUNDS.............................................   16
11       EVALUATION COMPOUNDS.............................................   17
12       LICENCE OF SELECTED COMPOUNDS....................................   18
13       INVENTIONS.......................................................   18
14       PRIOR RIGHTS.....................................................   21
15       MANAGEMENT COMMITTEE AND REPORTING...............................   22
16       TERMINATION......................................................   23
17       DISPUTE RESOLUTION...............................................   24
18       CONFIDENTIAL INFORMATION.........................................   25
19       PUBLICITY........................................................   27
20       REPRESENTATIONS AND WARRANTIES...................................   27
21       LIMITATION OF LIABILITY..........................................   28
22       INDEMNITY........................................................   29
23       UNCONTROLLABLE EVENTS............................................   29
24       NOTICES..........................................................   31
25       GENERAL PROVISIONS...............................................   32
26       GOVERNING LAW AND JURISDICTION...................................   34

                  *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                               SCREENING AGREEMENT

DATE

This Agreement is made on the date specified in Item 1 of Schedule 1.

PARTIES

This Agreement is made between the parties described in Item 2 of Schedule 1.

BACKGROUND

A. Cerylid has an extensive library of natural product extracts and conducts screening of its library to identify compounds of possible therapeutic interest.

B. Anadys wishes to receive samples from Cerylid's library and conduct screens using those samples and to engage Cerylid to conduct dereplication and characterisation of hits obtained by Anadys on the terms of this Agreement.

AGREEMENT

1        DEFINITIONS AND INTERPRETATION

         1.1      DEFINITIONS

                  In this Agreement:

                  "ACCESS FEE" means the amount specified in Item 3 of Schedule
                  1;

                  "AFFILIATE" means, in relation to a Party, any person, organization, corporation or other entity controlled by, controlling or under common control with that Party; For the purposes of this definition, "control" means that an entity owns, directly or indirectly, at least 50% of the voting shares or other ownership interest of another entity, or has the actual ability to control and direct the management of another entity, whether by contract or otherwise;

                  "AGREEMENT" means this agreement;

                  "ANADYS" means Anadys Pharmaceuticals, Inc.;

                  "ANADYS INVENTIONS" means all:

                  (a) Inventions created or developed by or conceived of and reduced to practice as part of the Screening Activities solely by Anadys' employees and contractors; and

                  (b)      Targets and Screens,
                  including, without limitation, Intellectual Property Rights claiming Anadys Inventions specified in paragraph (a) or (b) of this definition, but excluding Identified Compounds and Evaluation Compounds arising during and out of the Screening Activities;

                  "ANADYS PATENTS" means all patents and patent applications claiming Anadys Inventions;

                  "ANADYS SCREENING DATA" means, with respect to each Screen conducted by or on behalf of Anadys, data generated in the conduct of that Screen regarding assay validation and assay completion and information regarding the biological activity of each of the Wells;

                  "ASSESSMENT PERIOD" means, in respect of an Identified Compound, the period specified in Item 5 of Schedule 1 commencing on the date on which Cerylid provides to Anadys the last of the items it is required to provide to Anadys pursuant to clause 10.1;

                  "BUSINESS DAY" means a day on which banks are open for business in Melbourne other than a Saturday, a Sunday or a public holiday;

                  "CERYLID" means Cerylid Pty Limited;

                  "CERYLID GROUP" means Cerylid and each Related Body Corporate of Cerylid;

                  "CERYLID INVENTIONS" means all:

                  (a) Inventions created or developed by or conceived of and reduced to practice as part of the Screening Activities solely by Cerylid's employees and contractors; and

                  (b) Identified Compounds and Evaluation Compounds arising during and out of the Screening Activities,

                  including, without limitation, Intellectual Property Rights claiming Cerylid Inventions described in paragraph (a) or (b) of this definition;

                  "CERYLID LIBRARY" means natural product extracts Controlled by Cerylid during the Term;

                  "CERYLID PATENTS" means all patents and patent applications claiming Cerylid Inventions;

                  "CHARACTERISATION" means chemical isolation and determination of chemical structure;

                  "CHARACTERISATION FEE" means the characterisation fee specified in Item 7 of Schedule 1;

                  "CLAIM" means any claim, cost, damages, debt, expense, liability, loss, suit, action, demand, cause of action or proceeding of any kind initiated by a third party irrespective of:

                  (a)      how or when it arises;

                  (b)      whether it is actual or contingent;

                  (c) whether or not it is in respect of legal or other costs, damages, expenses, fees or losses;

                  (d) whether or not it is in respect of a breach of trust or of a fiduciary or other duty or obligation; and

                  (e)      whether or not it arises at law or otherwise;

                  "COMMENCEMENT DATE" means the date of this Agreement;

                  "COMPOUND SAMPLE" means a sample comprising sufficient material to conduct reasonable follow-up biological and chemical characterization of activity (typically [...***...]
                  mg) of an Identified Compound;

                  "CONFIDENTIAL INFORMATION" means all of the Information, other than any part of the Information that:

                  (a) is or becomes generally available to the public other than as a result of a breach by the Recipient of this Agreement;

                  (b) was known to the Recipient or any of its officers, representatives, employees or advisers (as evidenced by written records of the Recipient made prior to the time the Information is disclosed to the Recipient) on a non-confidential basis before the Recipient received the Information; or

                  (c) became available to the Recipient or any of its officers, representatives, employees or advisers on a non-confidential basis from another source not in breach of an obligation of confidence owing by that source to the Discloser (of which the Recipient was aware or ought to have been aware);

                  "CONTROLLED" means, with respect to any material, information or Intellectual Property Right, that the Party owns or has a licence to such material, information or Intellectual Property Right and has the ability to grant access, a licence or a sublicence to such material,

                                             ***CONFIDENTIAL TREATMENT REQUESTED
                  information or intellectual property right to the other Party as provided for in this Agreement without violating an agreement with a Third Party as of the time the Party would be first required under this Agreement to grant the other Party such access, licence or sublicense.

                  "CONTROLLER" has the meaning given to it in the Corporations Act;

                  "CORPORATIONS ACT" means the Corporations Act 2001 (Cth);

                  "DEFAULT RATE" means the aggregate of the Interest Rate and [...***...]% per annum;

                  "DEREPLICATION" means the process by which the number of confirmed Hit Extracts from a Screen are reduced to a sub-population thought to encapsulate all chemical species of potential interest;

                  "DEREPLICATION FEE" means the dereplication fee specified in
                  Item 7 of Schedule 1;

                  "EVALUATION COMPOUND" means an Identified Compound in respect of which Anadys has given Cerylid an Evaluation Notice;

                  "EVALUATION COMPOUND FEE" means the amount specified in Item 8 of Schedule 1;

                  "EVALUATION NOTICE" means a notice in writing which identifies an Identified Compound in respect of which Anadys wishes to undertake further evaluation;

                  "EVALUATION NOTICE DATE" means the date on which Anadys gives Cerylid an Evaluation Notice;

                  "EVALUATION PERIOD" means, in respect of an Evaluation Compound, the period specified in Item 6 of Schedule 1 commencing on the Evaluation Notice Date in respect of that Evaluation Compound;

                  "EVENT OF DEFAULT" means, in relation to a Party:

                  (a)      an Insolvency Event occurs; or

                  (b) a Party commits a material breach of its obligations under this Agreement which:

                           (i) if capable of being remedied, is not remedied within 30 Business Days of notice from the other Party, specifying the breach and requiring it to be remedied; or

                           (ii)     is not capable of remedy;

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  "EXTRACT" means a solution or suspension of chemicals derived from a specimen of biota or the residue from the evaporation of solvent from such a solution or suspension;

                  "FIELD" means the field described in Item 4 of Schedule 1;

                  "FINAL REPORT" means a comprehensive research report prepared by Cerylid setting forth the results of the Dereplication and the Characterisation undertaken by Cerylid in accordance with this Agreement;

                  "FTE" means the equivalent of 12 months' (including normal vacation days, sick days and holidays) work of a person, carried out by 1 or more employees or consultants of a Party, who devotes a portion of his or her time to the Research;

                  "GOVERNMENTAL AGENCY" means:

                  (a) a government, whether foreign, federal, state, territorial or local;

                  (b) a department, office or minister of a government acting in that capacity; or

                  (c) a commission, delegate, instrumentality, agency, board, or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not;

                  "HIT EXTRACT" means a Sample Extract with evidence of biological activity in a Screen, which the Management Committee (and ultimately Anadys, pursuant to Clause 15.2) considers warrants progression to further evaluation;

                  "HPLC FRACTIONATION" means fractionation of Hit Extracts using high pressure liquid chromatography gradients tailored to the relevant polarity ranges in which bioactivities are localised, yielding 40 fractions per parent extract in which active compounds will be in Substantially Pure form;

                  "IDENTIFIED COMPOUND" means a compound, or group of related compounds, that has been Characterised by Cerylid as a result of the Screening Activities, and that, as of the Structural Disclosure Date, is not:

                  (a) already licensed to or subject to an option to licence (which Cerylid does not have the unilateral right to terminate) by a Third Party to whom Cerylid is contractually bound; or

                  (b) then under active development by Cerylid or any of its Related Bodies Corporate;

                  "INFORMATION" means the terms of this Agreement and all information in any way relating to a Party or the business of that Party including without limitation:

                  (a)      marketing and technical information;

                  (b) customer, supplier, sales and receivables information;

                  (c) the processes, mechanisms and methodologies used by the Party in its business; and

                  (d)      all financial information relating to that Party,

                  which is or has been disclosed (whether in writing, orally or by any other means and whether directly or indirectly) to or otherwise ascertained by the Recipient or its officers, representatives, employees or advisers;

                  "INSOLVENCY EVENT" means, in relation to a Party, the occurrence of any one or more of these events in relation to that Party:

                  (a) except for the purpose of a solvent reconstruction or amalgamation which has the prior written consent of the other Party:

                           (i) process is filed in a court seeking an order that it be wound up or that a Controller be appointed to it or any of its assets, unless the application is withdrawn, struck out or dismissed within 15 Business Days of it being filed; or

                           (ii) an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

                           (iii) a resolution that it be wound up is passed by such Party;

                  (b) a liquidator, provisional liquidator, administrator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

                  (c) it enters into an arrangement, compromise or composition with any class of its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

                  (d) any action is taken by a Governmental Agency with a view to cancelling its registration or to dissolving it, or an application is made to the Governmental Agency that any such action be taken;

                  (e) it is insolvent within the meaning of section 95A of the Corporations Act, or it otherwise states that it is unable to pay its debts, or it is presumed to be insolvent under any applicable law;

                  (f) it stops or suspends the payment of all or a class of its debts;

                  (g) it stops or suspends the conduct of all or substantially all of its business; or

                  (h) anything having a substantially similar effect to any of the events specified in the preceding paragraphs happens to it under the law of any jurisdiction;

                  "INTELLECTUAL PROPERTY RIGHTS" means patents, copyright, registered and unregistered design rights, registered and unregistered trade marks, rights in know-how and confidential information and all other intellectual and industrial property rights (without limitation) and similar or analogous rights existing under the laws of any country and all rights to apply for or register such rights;

                  "INTEREST RATE" means, for any day, the rate percent per annum that is described as the "Average Mid Rate" and appears on the page entitled "BBSY" on the Reuters monitor system at or about
                  10.00 am on that day for a bank accepted bill of exchange having a tenor of 30 days.

                  "INVENTIONS" means all Intellectual Property Rights created or developed in the course of conducting the Research under this Agreement or conceived of and reduced to practice as part of the activities contemplated by this Agreement;

                  "JOINT INVENTIONS" means all Inventions created or developed by or conceived of and reduced to practice as part of the Screening Activities jointly by employees or contractors of Cerylid and employees or contractors of Anadys including, without limitation, Intellectual Property Rights claiming such Inventions;

                  "JOINT PATENTS" means all patents and patent applications claiming Joint Inventions;

                  "LC/MS ANALYSIS" means the technique of liquid chromatography-mass spectroscopy;

                  "LICENCE" means a licence in the form of Schedule 3;

                  "LICENCE FEE" means the licence fee specified in Item 13 of
                  Schedule 1;

                  "MANAGEMENT COMMITTEE" means the committee established pursuant to clause 14.2;

                  "PARTY" means a party to this Agreement;

                  "PERMITTED PURPOSE" means testing Sample Extracts for biological activity against one or more Targets in the Field, conducting LC/MS Analysis and all other activities contemplated by this Agreement or the Research Plan;

                  "PRIMARY ASSAY" means an in vitro or biological assay developed for the purpose of initial testing of Sample Extracts to identify a sub-population of Sample Extracts which show biological activity in the assay;

                  "PRIORITY HIT EXTRACTS" means those Hit Extracts, following Dereplication, identified by the Management Committee on a sound scientific basis as warranting further analysis, and that are successfully regenerated by Refermentation of the Producing Organism (or if not successfully regenerated by Refermentation, such other Hit Extract nominated by Anadys on a sound scientific basis) provided, however, that Anadys shall, at its reasonable discretion have the final right to determine whether the Priority Hit Extracts are advanced in accordance with the Research Plan;

                  "PRODUCING ORGANISM" means a microbial isolate, the fermentation and extraction of which yields a Hit Extract;

                  "QUARTER" means a period of 3 months ending on 31 March, 30 June, 30 September and 31 December respectively;

                  "RECIPIENT" means a Party that has received Confidential Information of the other Party from the other Party;

                  "REFERMENTATION" means the process of repeating the fermentation of a Producing Organism to yield a larger quantity of a Hit Extract for the purpose of Characterisation;

                  "RELATED BODY CORPORATE" of a body corporate means another body corporate which is related to the first body corporate within the meaning of Section 50 of the Corporations Act;

                  "RESEARCH" means the collaborative research efforts of the Parties to be conducted pursuant to this Agreement and the Research Plan;

                  "RESEARCH PLAN" means the plan attached as Schedule 2;

                  "SAMPLE EXTRACTS" means the number of Extracts specified in
                  Item 9 of Schedule 1 from the Cerylid Library, of a Standard Volume, the composition of which is as agreed by the Parties;

                  "SCREENING ACTIVITIES" means undertaking:

                  (a)      Screens pursuant to Clause 5;

                  (b)      Dereplication pursuant to Clause 7.1;

                  (c)      Characterisation pursuant to Clause 7.2; and

                  (d)      LC/MS Analysis;

                  "SCREENING DATA" means all data arising from the Screening Activities;

                  "SCREENING EVENT" means the exposure of a Primary Assay to one Extract on a single occasion;

                  "SCREENS" means the assays to be utilised for identification of molecules by screening the Cerylid Library against Targets in the Field, being any Primary Assay determined by Anadys and approved by Cerylid in accordance with this Agreement and Secondary Tests determined by Anadys for the purposes of this Agreement;

                  "SECONDARY TESTS" means a combination of re-testing a Sample Extract in the Primary Assay to confirm that the biological activity of the Sample Extract observed on a single occasion can be reproduced, and testing of the Sample Extract, or additional samples derived therefrom, in any additional biological assays which, at Anadys' reasonable discretion, are deemed to be necessary in order to confirm biological activity or rule out trivial or non-specific explanations for the biological activity of the Sample Extract in the Primary Assay;

                  "SECURITY INTEREST" means any mortgage, pledge, lien, hypothecation, charge or other form of security interest or interest in the nature of a security interest whatsoever;

                  "SELECTED COMPOUND" means an Evaluation Compound in respect of which Anadys has given Cerylid a Selected Compound Notice;

                  "SELECTED COMPOUND NOTICE" means a notice in writing identifying an Evaluation Compound in respect of which Anadys wishes to obtain a Licence;

                  "SPE FRACTIONATION" means crude fractionation of Hit Extracts by solid phase extraction yielding 10 fractions from each parent extract to localise bioactivities to specific polarity ranges;

                  "STANDARD VOLUME" means, in respect of a Sample Extract, a dried amount of that Extract which was derived from at least 20 microlitres of initial extract;

                  "STRUCTURAL DISCLOSURE DATE" means, with respect to any "Identified Compound", the date on which Cerylid provides to Anadys the results of Characterisation of such Identified Compound, including without limitation, structures of such Identified Compound.

                  "SUBSTANTIALLY PURE" means consisting of approximately [...***...]% or more of a single substance;

                  "TARGET" means targets which are selected by Anadys in relation to which it proposes to conduct the Screens;

                  "TERM" means the period of 24 months (which may be extended if an Uncontrollable Event (as defined below) occurs or upon mutual agreement by the Parties) commencing on the Commencement Date;

                  "THIRD PARTY" means any person or entity other than the Parties or their respective Affiliates;

                  "UNCONTROLLABLE EVENT" means an event or cause beyond the reasonable control of a Party including, without limitation:

                  (a) act of God, lightning, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide, adverse weather conditions;

                  (b)      strike, lockout or other labour difficulty;

                  (c) act of public enemy, war (declared or undeclared), sabotage, blockade, revolution, riot, insurrection, civil commotion, epidemic;

                  (d) the effect of any applicable laws, orders, rules or regulations or any government or other competent authority;

                  (e) embargo, inability to obtain any necessary materials, equipment, facilities or qualified employees, power or water shortage, lack of transportation; and

                  (f) breakage or accident or other damage to machinery or equipment; and

                  "WELL" means a well from any of the:

                  (a)      Sample Extracts;

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (b)      fractions arising from the SPE Fractionation;

                  (c)      fractions arising from the HPLC Fractionation; or

                  (d)      Assay plates from a Screen.

         1.2      INTERPRETATION

                  In this Agreement, unless the context requires otherwise:

                  1.2.1 reference to any legislation or to any provision of any legislation includes any modification or re-enactment of, or any legislative provision substituted for, and all legislation and statutory instruments issued under, such legislation or such provision and includes the corresponding legislation in such other State or Territory of the Commonwealth of Australia as may be relevant from time to time;

                  1.2.2 words (including words defined in this Agreement) denoting the singular number include the plural and vice versa;

                  1.2.3 words denoting individuals include corporations and vice versa;

                  1.2.4    words denoting gender include all genders;

                  1.2.5 "written" and "in writing" include any means of visible reproduction of words in a tangible and permanently visible form;

                  1.2.6 reference to Clauses and Schedules are references to clauses and schedules of this Agreement;

                  1.2.7 reference to any document or agreement includes references to such document or agreement as novated, supplemented, varied or replaced from time to time;

                  1.2.8 references to any party to this Agreement or any other document or agreement includes its successors or permitted assigns;

                  1.2.9 where the due date for payment of any moneys is not a Business Day such moneys shall be due for payment on the immediately preceding Business Day;

                  1.2.10 references to "$" or "dollars" are references to currency of the United States of America;

                  1.2.11 references to time are references to Australian Eastern Standard Time;

                  1.2.12 a reference to something being done by a given date or within a certain time frame includes that thing being done by any other date or within any other time frame agreed by the parties;

                  1.2.13 the meaning of general words is not limited by specific examples introduced by including for example or other expressions.

         1.3      HEADINGS

                  The headings in this Agreement are the purpose of more convenient reference only and shall not form part of this Agreement or effect its construction or interpretation.

2        FEES

         2.1      ACCESS FEE

                  Anadys will pay the Access Fee to Cerylid, within 10 Business Days of receipt by Anadys of the Sample Extracts, but no later than 20 July 2002, in consideration of access to:

                  2.1.1    Cerylid's library of Extracts; and

                  2.1.2 Cerylid's expertise and assistance in selecting Extracts for use in the Research..

                  Anadys must immediately notify Cerylid of its receipt of the Sample Extracts.

         2.2      PROJECT-RELATED FEES

                  Anadys will pay to Cerylid:

                  2.2.1 the Dereplication Fee in respect of each Screen from which Hit Extracts progress to Dereplication, within 10 Business Days of commencement of Dereplication in respect of those Hit Extracts; and

                  2.2.2 the Characterisation Fee in respect of each Screen from which Priority Hit Extracts progress to Characterisation, within the first to occur of the expiration of 20 Business Days after completion of the Characterisation process in respect of those Priority Hit Extracts andthe expiration of 6 months after completion of Characterisation of the first Priority Hit Extract.

         2.3      INTEREST

                  Anadys must pay interest to Cerylid on all overdue amounts under this Agreement:

                  2.3.1 on a daily basis from the date that amount fell due until the date of payment (inclusive); and

                  2.3.2    at the Default Rate.

3        SUPPLY OF SAMPLE EXTRACTS

         3.1      SUPPLY

                  Cerylid will, within 20 Business Days of the Parties agreeing on the composition of the Sample Extracts, dispatch the Sample Extracts to Anadys.

         3.2      FREIGHT AND INSURANCE

                  Anadys will be responsible for the cost of freight and insurance of the Sample Extracts.

4        USE OF SAMPLE EXTRACTS

         4.1      Anadys may only use the Sample Extracts for the Permitted
                  Purpose.

         4.2      Anadys may not:

                  4.2.1 sell or assign the Sample Extracts to any other person other than an Affiliate of Anadys;

                  4.2.2 use the Sample Extracts other than for the Permitted Purpose; or

                  4.2.3 deal with the Sample Extracts in a manner inconsistent with the Permitted Purpose.

5        SCREENS / TARGETS

         5.1      NOTIFICATION OF SCREENS / TARGETS

                  Anadys will notify Cerylid of each Screen it proposes to conduct and the Targets against which it intends to conduct that Screen before conducting that Screen.

         5.2      CERYLID APPROVAL

                  Subject to Clause 5.3, Cerylid may, within 10 Business Days of receiving a notification from Anadys under Clause 5.2, approve or reject that Screen and the Targets.

         5.3      CIRCUMSTANCES OF REJECTION

                  Cerylid may only reject a Screen and Targets pursuant to Clause 5.2 if at the time Cerylid receives notification from Anadys pursuant to Clause 5.1:

                  5.3.1 a Third Party with whom Cerylid has an existing contractual arrangement, has delivered to Cerylid written notice nominating that Target as a target against which it wishes to conduct screens using Extracts from the Cerylid Library;

                  5.3.2 any of those Targets were the subject of an active screening or drug development program by Cerylid or any of its Related Bodies Corporate.

         5.4      EXCLUSIVITY

                  Cerylid will not conduct or authorise an Affiliate or Third Party to conduct a screen using any of the Extracts from Cerylid's library against:

                  5.4.1 any Target approved by Cerylid pursuant to Clause 5.2 during the Term;

                  5.4.2 any Target from which an Identified Compound or Evaluation Compound has been derived, for the period of the Assessment Period and Evaluation Period respectively in relation to that compound; and

                  5.4.3 any Target from which a Selected Compound has been derived:

                           5.4.3.1  for the period of [...***...] months; or

                           5.4.3.2 upon additional payment of $[...***...] by Anadys to Cerylid, [...***...] months,

                           from the commencement of the Licence in respect of that Selected Compound.

6        SCREENING

         Anadys will:

         6.1 conduct each Screen accepted pursuant to Clause 5.2, (in accordance with the Research Plan) within [...***...] days of acceptance of that Screen by Cerylid ; and

         6.2 following completion of each Screen, provide Cerylid with the Anadys Screening Data for such Screen and a list of all Extracts in which bioactivity has been confirmed by retest.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

7        DEREPLICATION AND CHARACTERISATION

         7.1      DEREPLICATION

                  7.1.1 Within 90 days following receipt of all of the Anadys Screening Data as to each Screen, the Management Committee will agree upon a list of Hit Extracts, and Cerylid will commence Dereplication (in accordance with the Research Plan) on up to, the number of Hit Extracts for each Screen conducted by Anadys specified in Item 10 of Schedule 1 and complete that Dereplication as soon as reasonably practicable.

                  7.1.2 Dereplication will occur in a 2 stage process involving:

                           7.1.2.1  SPE Fractionation; and

                           7.1.2.2  HPLC Fractionation.

                  7.1.3 Notwithstanding Clause 7.1.1, if after providing Anadys Screening Data to Cerylid and discussing such data with Cerylid representatives, Anadys determines, in its sole discretion, that it does not desire for Cerylid to initiate Dereplication with respect to the Hit Extracts resulting from a particular Screen, Anadys may at the time it provides the Anadys Screening Data to Cerylid in accordance with Clause
                           5.2 above, inform Cerylid of its desire to initiate a replacement Screen, in which case it shall select another target and initiate the procedures set forth in Clause 5 and complete them within a further 90 days, with no additional payment owed to Cerylid. At its discretion, Anadys may conduct any number of replacement Screens, provided that it provides Cerylid with the final set of screening data within 180 days from the receipt of Sample Extracts, and that all Hit Extracts specified are derived from screening of the same target.

         7.2      CHARACTERISATION

                  The Parties will work together to conduct Characterisation in accordance with the Research Plan of up to the number of Priority Hit Extracts specified in Item 11 of Schedule 1 for each Screen conducted by Anadys and complete that Characterisation as soon as practicable following Dereplication pursuant to Clause 7.1. The Parties acknowledge that, for the purpose of determining the number of Priority Hit Extracts in respect of which Characterisation has been conducted, compounds or groups of related compounds that are Characterised by Cerylid but which are determined following Characterisation to come within paragraph (a) or (b) of the definition of "Identified Compound" are excluded.

8        TERM

         This Agreement will commence on the Commencement Date and, unless terminated earlier in accordance with its terms, will expire upon the expiry of the Term. The Parties may from time to time agree to extend this Agreement to allow sufficient time to conduct additional Screens.

9        REPORTING

                  Cerylid:

                  9.1 and Anadys will have regular teleconferences at intervals and with timing to be agreed upon by the parties with mutually approved minutes for the purpose of discussing the progress of Cerylid's Dereplication and Characterisation activities;

                  9.2 will provide to Anadys a Final Report at the conclusion of its Dereplication and Characterisation activities for each Screen (and in any event within 20 Business Days of completion of Characterisation);

                  9.3 will provide to Anadys prompt written notification of any change in Cerylid's contractual arrangement with any Third Party which has the effect of eliminating or modifying the restriction on antibacterial targets as contemplated by the initial definition of the Field; and

                  9.4 will, upon shipping the Extracts and at each time Cerylid ships fractions to Anadys, inform Anadys, in writing, whether any of the Wells, or any of the compounds derived from any of the Wells, are subject to any exclusive option or license with any Third Party.

10       IDENTIFIED COMPOUNDS

         10.1     NOTIFICATION BY CERYLID

                  Cerylid will, as soon as reasonably practicable after identifying an Identified Compound:

                  10.1.1 notify Anadys in writing of the identity of that Identified Compound;

                  10.1.2 unless it has already done so, provide to Anadys, all information and data generated by Cerylid in respect of that Identified Compound; and

                  10.1.3 at the request of Anadys, use commercially reasonable efforts to provide to Anadys a Compound Sample of that Identified Compound.

         10.2     ASSESSMENT PERIOD

                  Anadys may during the Assessment Period:

                  10.2.1 conduct further assessment and analysis of an Identified Compound; and

                  10.2.2 nominate an Identified Compound as an Evaluation Compound by giving an Evaluation Notice to Cerylid and paying to Cerylid the Evaluation Compound Fee (if an Evaluation Compound Fee is required in respect of that Identified Compound nominated as an Evaluation Compound in accordance with Item 8 of Schedule 1).

11       EVALUATION COMPOUNDS

         11.1     RIGHTS OF CUSTOMER

                  Anadys may, during the Evaluation Period for any Evaluation
                  Compound:

                  11.1.1 conduct further medicinal or combinatorial chemistry and biological and pharmacological analysis of Evaluation Compounds; and

                  11.1.2 subject to Clause 12, obtain a Licence of an Evaluation Compound, by giving to Cerylid a Selected Compound Notice and paying the Licence Fee to Cerylid.

         11.2     SUPPLY OF EVALUATION COMPOUNDS

                  Anadys may, during the Evaluation Period for any Evaluation Compound, request Cerylid to provide to Anadys additional amounts of such Evaluation Compound. Cerylid will, if it has not already provided a Compound Sample in respect of such Evaluation Compound to Anadys pursuant to Clause 10.1.3, use commercially reasonable efforts to supply to Anadys the amounts of the Evaluation Compound requested by Anadys, and, in any event, at least [...***...] of such Evaluation Compound, at no charge to Anadys. If Cerylid is unable to obtain amounts requested in excess of [...***...] of the Evaluation Compound without incurring additional expense or without being required to undertake additional activities, Cerylid will notify Anadys in writing of the costs of supplying such amount before supplying that amount to Anadys. The costs of supplying such amount will be calculated on the basis that Cerylid will charge Anadys for the preparation and provision of additional amounts of an Evaluation Compound that exceed [...***...] at the FTE rate of $[...***...] per annum, plus any out of pocket costs incurred by Cerylid that are approved in advance by Anadys in writing. Anadys must pay these amounts to Cerylid within 30 days of receipt of an invoice from Cerylid.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

12       LICENCE OF SELECTED COMPOUNDS

         With respect to any Evaluation Compound, upon Anadys:

         12.1     giving Cerylid a Selected Compound Notice; and

         12.2     paying Cerylid the Licence Fee,

         Cerylid shall automatically grant Anadys the Licence in respect of such Selected Compounds.

13       INVENTIONS

         13.1     OWNERSHIP OF INVENTIONS

                  13.1.1 Except as expressly set forth in this Clause 13.1, ownership of Inventions will be determined in accordance with the rules of inventorship under United States patent laws.

                  13.1.2   Cerylid will own all Cerylid Inventions.

                  13.1.3   Anadys will own all Anadys Inventions.

                  13.1.4 Except as set forth above, Cerylid and Anadys will jointly own all Joint Inventions.

         13.2     PATENT PROSECUTION AND MAINTENANCE

                  13.2.1 Cerylid will be responsible for the preparation, filing, prosecution and maintenance of all Cerylid Patents at Cerylid's sole expense.

                  13.2.2 Anadys will be responsible for the preparation, filing, prosecution and maintenance of all Anadys Patents at Anadys' sole expense.

                  13.2.3 Cerylid will consider in good faith the requests and suggestions of Anadys with respect to strategies for filing and prosecuting Cerylid Patents claiming Identified Compounds and Evaluation Compounds and will keep Anadys informed of progress with regard to such filing, prosecution, maintenance, enforcement and defence of such Cerylid Patents. If Cerylid desires to abandon any Cerylid Patent claiming any Identified Compound or Evaluation Compound (except to the extent the Evaluation Period for such Evaluation Compound has expired unexercised), Cerylid will provide reasonable prior written notice to Anadys of such intention to abandon (which notice will, in any event, be given no later than 30 days prior to the next deadline for any action that may be taken with respect to such Cerylid

                           Patent with the relevant patent office) and provide Anadys an opportunity to discuss with Cerylid the possibility of assuming responsibility for such Cerylid Patent, provided that any such assumption of responsibility by Anadys will be subject to the prior written consent of Cerylid, which must not be unreasonably withheld or delayed.

                  13.2.4 The Parties will agree, on a case-by-case basis, which Party will be primarily responsible for the preparation, filing, prosecution and maintenance of any Joint Patents, and the parties will share the reasonable expenses of such Joint Patents equally. The responsible Party will consult with the other Party as to the preparation, filing, prosecution and maintenance of such Joint Patents reasonably prior to any deadline or action with the relevant patent office, and will furnish to the other Party copies of all relevant documents reasonably in advance of such consultation.

         13.3     COOPERATION OF THE PARTIES

                  Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any patent rights under this Agreement. Such cooperation includes, but is not limited to:

                  13.3.1 executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions specified in Clause 13.1, and patents claiming or disclosing such Inventions, and to enable the other Party to apply for and to prosecute patent applications in any country; and

                  13.3.2 promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

         13.4     INFRINGEMENT BY THIRD PARTIES

                  13.4.1 Anadys and Cerylid must promptly notify the other in writing of any alleged or threatened infringement of any Anadys Patent, Cerylid Patent or Joint Patent of which they become aware. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

                  13.4.2 Anadys will have the sole right to bring and control any action or proceeding with respect to infringement of any

                           Anadys Patent at its own expense and by counsel of its own choice.

                  13.4.3 Subject to Clause 13.4.4, Cerylid will have the sole right to bring and control any action or proceeding with respect to infringement of any Cerylid Patent at its own expense and by counsel of its own choice.

                  13.4.4 With respect to infringement of any Cerylid Patent claiming any Identified Compound or Evaluation Compound (except to the extent the Evaluation Period for such Evaluation Compound has expired unexercised), Anadys will have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Cerylid fails to bring an action or proceeding within:

                           13.4.4.1 60 days following the notice of alleged
                                    infringement; or

                           13.4.4.2 10 days before the time limit, if any, set
                                    forth in the appropriate laws and
                                    regulations for the filing of such actions,

                           whichever comes first, Anadys will have the right to bring and control any such action at its own expense and by counsel of its own choice, and Cerylid will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                  13.4.5 With respect to infringement of any Joint Patent, the Parties will agree, on a case-by-case basis, which party will be responsible for bringing and controlling any infringement action.

                  13.4.6 If a Party brings an infringement action in accordance with this Clause 13.4, the other Party will shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a Party.

                  13.4.7 Neither Party will shall have the right to settle any patent infringement litigation under this Clause 13.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of that other Party (which must not be unreasonably withheld).

                  13.4.8 Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of any litigation under this Clause 13.4, after reimbursement of any litigation expenses of Anadys and

                           Cerylid, will be retained by the Party that brought and controlled such litigation for purposes of this Agreement.

         13.5     INFRINGEMENT OF THIRD PARTY RIGHTS

                  13.5.1 Each Party must promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the Intellectual Property Rights of that Third Party.

                  13.5.2 Anadys will have the sole right to control any defence of any such claim involving alleged infringement of Third Party rights by Anadys' activities at its own expense and by counsel of its own choice, and Cerylid will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                  13.5.3 Cerylid will have the sole right to control any defence of any such claim involving alleged infringement of Third Party rights by Cerylid's activities at its own expense and by counsel of its own choice, and Anadys will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                  13.5.4 Neither Party shall have the right to settle any patent infringement litigation under this Clause 13.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which must not be unreasonably withheld).

14       PRIOR RIGHTS

         14.1     PRIOR THIRD PARTY RIGHTS

                  Anadys acknowledges and agrees that:

                  14.1.1 Cerylid has various screening agreements and collaboration agreements with other parties;

                  14.1.2 other parties may obtain exclusive rights to a compound pursuant to other screening agreements or collaboration agreements that Cerylid has entered; and

                  14.1.3 Anadys will have no right to obtain a Licence or any other right in relation to a compound if:

                           14.1.3.1 any other party has acquired prior rights or
                                    an option in relation to that same compound or family of compounds; or

                           14.1.3.2 that compound is then under active
                                    development by Cerylid or any of its Related
                                    Bodies Corporate.

         14.2     CERYLID NOT TO GRANT OTHER RIGHTS

                  Notwithstanding Clause 14.1, except to the extent that Cerylid is required to do so pursuant to an agreement with a Third Party that was in existence as at the date of this Agreement:

                  14.2.1 commencing on the Structural Disclosure Date with respect to any Identified Compound and continuing for the duration of the Assessment Period with respect to such Identified Compound, Cerylid will not grant to any Third Party any license or other rights in such Identified Compound, or take any other action that would prohibit or restrict Cerylid from granting a Licence to Anadys with respect to such Identified Compound in accordance with this Agreement; and

                  14.2.2 during the Evaluation Period with respect to any Evaluation Compound, Cerylid will not grant to any Third Party any license or other rights in such Evaluation Compound, or take any other action that would prohibit or restrict Cerylid from granting a Licence to Anadys with respect to such Evaluation Compound in accordance with this Agreement.

15       MANAGEMENT COMMITTEE AND REPORTING

         15.1     ESTABLISHMENT OF MANAGEMENT COMMITTEE

                  Cerylid and Anadys will establish a joint committee consisting of the number of representatives specified in Item 12 of
                  Schedule 1, with each of Cerylid and Anadys appointing half of that number of representatives or such other agreed equal number of representatives from Cerylid and Anadys. One member appointed by each party will be a business person.

         15.2     PURPOSE OF THE MANAGEMENT COMMITTEE

                  The Management Committee will meet by teleconference at intervals to be agreed by the Parties and at such other times and in such other manner as may be determined by the Management Committee for the purpose of:

                  (a) co-ordinating the activities to be undertaken pursuant to this Agreement;

                  (b) considering the composition of the Sample Extracts which should be accessed for the Screens;

                  (c) assessing and determining Hit Extracts and Priority Hit Extracts; and

                  (d) reviewing the progress and the results of the Screening Activities and discussing the progression of Hit Extracts, Priority Hit Extracts and Identified Compounds emanating from the Screens,

                  (e) The business person member of the management committee will be responsible for ensuring that any contractual modifications and/or amendments, necessary and mutually agreed upon, are implemented in a timely manner

                  Notwithstanding the foregoing, Anadys shall have the ultimate authority to determine, based upon sound scientific, financial or commercial bases, in its sole discretion, the outcome with respect to all decisions falling within subsection 15.2 above. In making any such determination Anadys must act reasonably and may not require Cerylid to undertake Dereplication on any Hit Extracts that are obviously spurious or of no interest.

         15.3     ANADYS' AUTHORITY

                  The Parties acknowledge and agree that Anadys, as the paying Party under this Agreement, shall, within the terms of this Agreement, have the ultimate authority (which authority shall override any determination or recommendation of the Management Committee or Cerylid) to direct and control the Research, including, without limitation, having the ultimate determination of the identity and number of Hit Extracts and Priority Hit Extracts, and the ability to determine whether the Research Plan is progressed with respect to any given Target or Extract.

16       TERMINATION

         16.1     TERMINATION BY NOTICE

                  A Party may immediately terminate this Agreement by notice in writing to the other Party, if an Event of Default occurs in relation to that other Party.

         16.2     CONSEQUENCES OF TERMINATION

                  Termination of this Agreement will not affect any rights or liabilities that the Parties accrued prior to termination.

         16.3     SURVIVAL

                  The rights of the Parties under Clauses 4, 1.1, 11, 1, 13, 17, 18, 21, 22, 24, 25.1, 25.2, 25.3 and 26 shall survive termination or expiration of this Agreement, except that Clauses 1.1, 11 and 1 will not survive a termination of this Agreement pursuant to Clause 16.1.

17       DISPUTE RESOLUTION

         17.1     COMPULSORY ALTERNATIVE DISPUTE RESOLUTION

                  The Parties must comply with the dispute resolution procedure described in clause 17.2. Subject to clause 17.5 neither Party will be entitled to commence any litigation or arbitration in relation to any matter arising directly or indirectly out of this Agreement until they have complied with clause 17.2.

         17.2     PRIMARY DISPUTE RESOLUTION PROCEDURE

                  The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation. To accomplish this objective, the parties agree to follow the primary dispute resolution procedures set forth in this Clause 17 if and when such a dispute arises between the Parties. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement ("DISPUTE"), arises between the Parties and the Parties, through the Management Committee, cannot resolve the dispute within 30 days of a written request by either Party to the other Party, the Parties agree to refer the Dispute to the Chief Executive Officer of each Party for resolution. If, after 45 days, the respective Chief Executive Officers have not succeeded in negotiating a resolution of the dispute, then the Parties may proceed to the secondary dispute resolution procedures set forth in Clause 17.3.

         17.3     SECONDARY DISPUTE RESOLUTION PROCEDURE

                  If the Parties are not successful in resolving a Dispute pursuant to the Primary Dispute Resolution Procedures set forth in Clause 17.2, then the secondary dispute resolution procedure required to be complied with prior to the commencement of litigation or arbitration is as follows:

                  17.3.1 where a dispute arises between the Parties, a Party may serve a written notice (the "Dispute Notice") on the other Party detailing the nature of the dispute;

                  17.3.2 the Parties must make reasonable efforts to resolve the dispute by negotiation;

                  17.3.3 if the Parties are unable to resolve the dispute within 28 days of the receipt of the Dispute Notice, either Party may by notice in writing to the other Party (the "Mediation Notice") require that the dispute be referred to mediation;

                  17.3.4 within 28 days of receipt of the Mediation Notice the dispute will be referred to a mediator as agreed between the Parties, and failing agreement, to a mediator appointed by the President of the Law Institute of Victoria on the application of either Party;

                  17.3.5 the costs of the mediator will be paid equally by the Parties but otherwise the Parties must pay their own costs of the mediation;

                  17.3.6 the Parties must approach the mediation in good faith and make a reasonable attempt to settle the dispute by mediation and within the framework determined by the mediation.

         17.4     RIGHT TO LITIGATE

                  If the mediation fails to settle the dispute, the Parties may institute litigation or arbitration.

         17.5     URGENT RELIEF

                  Nothing in this clause will prevent either Party from seeking urgent interlocutory relief where failure to obtain such relief would cause irreparable damage to that Party.

18       CONFIDENTIAL INFORMATION

         18.1     OBLIGATION TO MAINTAIN CONFIDENTIALITY

                  Each Party must keep all Confidential Information of the other Party strictly confidential and must not, and must ensure that its respective officers, employees, agents and auditors do not, without the prior written consent of the other Party, disclose any of such Confidential Information to any third party except for a permitted disclosure pursuant to clause 18.2.

         18.2     PERMITTED DISCLOSURE

                  A Party may disclose Confidential Information of the other
                  Party:

                  18.2.1 if required to make such disclosure by any court of competent jurisdiction or in order to enforce any rights under this instrument in any proceedings;

                  18.2.2   pursuant to any court order;

                  18.2.3 pursuant to any law or regulation having the force of law;

                  18.2.4 pursuant to any requirements of any stock exchange on which securities in a Party are listed;

                  18.2.5 on a confidential basis, to a professional adviser (acting in that capacity) if the adviser has agreed in writing to observe the requirements of clause 18.1; and

                  18.2.6   to another Party.

                  18.2.7 in the case of Cerylid, to the extent reasonably necessary to register any Intellectual Property Rights in relation to any of the Confidential Information; and

                  18.2.8 to a potential financier, investor or purchaser of a Party, if that financier, investor or purchaser has first agreed in writing to observe the requirements of clause 18.1.

         18.3     NOTICE; PROTECTIVE ORDER

                  Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to Clause 18.2.1, 18.2.2,
                  18.2.3 or 18.2.4, it will give reasonable advance notice to the other Party of such disclosure and endeavour in good faith to secure confidential treatment of such information or a protective order related to such information requiring that the information so disclosed be used only for the purpose for which disclosure was required. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

         18.4     INJUNCTIVE RELIEF

                  Each Party acknowledges that monetary damages alone would not be adequate compensation to any other Party for a breach of clause 18.1 and that any other Party is entitled obtain an to seek an injunction from a court of competent jurisdiction (in addition to other relief that may be available) if a Party fails to comply or threatens to fail to comply with clause 18.1.

19       PUBLICITY

         19.1     ANNOUNCEMENTS

                  No public announcement of this Agreement may be made by either Party otherwise than in a form approved by both Parties.

         19.2     ANNOUNCEMENTS TO STOCK EXCHANGE

                  If, despite the provisions of Clause 18.3, the Parties are unable to agree a joint announcement in a form reasonably acceptable to each Party on or before the day on which a Party is required to make disclosure to any stock exchange (a "Listed Party"), the Listed Party may make an announcement to the stock exchange containing the minimum amount of information necessary to comply with its disclosure requirements. The Listed Party must, unless otherwise required by any listing rules or law applicable to that Party or it is not reasonably practicable, provide the other Party with a copy of the announcement at least 48 hours prior to the announcement.

20       REPRESENTATIONS AND WARRANTIES

         20.1     REPRESENTATIONS OF BOTH PARTIES

                  Each Party represents and warrants to the other Party as at the Commencement Date that:

                  20.1.1 it is duly incorporated and the execution, delivery and performance of this Agreement does not violate its constitution or charter documents, as applicable;

                  20.1.2 it has the power and has taken all corporate and other action required to enter into this Agreement and to authorise the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

                  20.1.3 this Agreement constitutes a valid and legally binding obligation of it in accordance with its terms; and

                  20.1.4 to its knowledge, the execution, delivery and performance of this Agreement does not violate any existing law or any document or agreement to which it is a party or which is binding on it or any of its assets.

         20.2     STATUS OF REPRESENTATIONS

                  All representations and warranties in this Agreement:

                  20.2.1   survive the execution and delivery of this Agreement;

                  20.2.2 remain in full force and effect for the term of this Agreement; and

                  20.2.3 are given with the intent that liability under those representations and warranties will not be confined to breaches discovered prior to the date of this Agreement.

21       LIMITATION OF LIABILITY

         21.1     EXCLUSION OF TERMS AND WARRANTIES

                  To the maximum extent permitted by law all terms and warranties expressed or implied by any legislation, the common law, equity, trade, custom or usage or otherwise in connection with this Agreement are expressly excluded.

         21.2     REQUIRED STATUTORY WARRANTIES

                  If any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding or modifying the application of or liability under that term or warranty, that term or warranty is deemed to be included in this Agreement.

         21.3     LIMITATION OF LIABILITY

                  If any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding the application of that term or warranty then, to the maximum extent permitted by law, the liability of each Party for a breach of such a term or warranty will be limited, at the option of such Party, to any one or more of the following:

                  21.3.1   if the breach relates to goods:

                           21.3.1.1 the replacement of the goods or the supply
                                    of equivalent goods;

                           21.3.1.2 the repair of such goods;

                           21.3.1.3 the payment of the cost of replacing the
                                    goods or of acquiring equivalent goods; or

                           21.3.1.4 the payment of the cost of having the goods
                                    repaired; and

                  21.3.2   if the breach relates to services:

                           21.3.2.1 the supplying of the services again; or

                           21.3.2.2 the payment of the cost of having the
                                    services supplied again.

                  In addition, subject to the Parties' obligations under clause 22 and except for liability for breach of clause 18, neither Party shall be entitled to recover from the other Party any special, incidental, consequential or punitive damages in connection with this Agreement.

22       INDEMNITY

         22.1     CERYLID'S INDEMNITY

                  Anadys indemnifies Cerylid, its servants and agents against all Claims (including the cost of defending or settling any Claim) which may be instituted against or incurred by Cerylid arising out of:

                  22.1.1   a breach of this Agreement by Anadys; or

                  22.1.2 the gross negligence or wilful misconduct of Anadys, its agents, employees or sub-contractors.

         22.2     ANADYS' INDEMNITY

                  Cerylid indemnifies Anadys, its servants and agents against all Claims (including the cost of defending or settling any Claim) which may be instituted against or incurred by Anadys arising out of:

                  22.2.1   a breach of this Agreement by Cerylid; or

                  22.2.2 the gross negligence or wilful misconduct of Cerylid, its agents, employees or sub-contractors.

         22.3     STATUS OF INDEMNITY

                  Each indemnity in this Agreement:

                  22.3.1   is a continuing obligation;

                  22.3.2 constitutes a separate and independent obligation of the Party giving the indemnity from its other obligations under this Agreement; and

                  22.3.3   survives termination of this Agreement.

23       UNCONTROLLABLE EVENTS

         23.1     UNCONTROLLABLE EVENT

                  If a Party is prevented in whole or in part from carrying out its obligations under this Agreement as a result of an Uncontrollable Event, it must promptly notify the other Party accordingly. The notice must:

                  23.1.1   specify the obligations it cannot perform;

                  23.1.2   reasonably describe the Uncontrollable Event;

                  23.1.3 estimate the time during which the Uncontrollable Event will continue; and

                  23.1.4 specify the measures proposed to be adopted to remedy or abate the Uncontrollable Event.

         23.2     SUSPENSION OF OBLIGATIONS

                  Following the notice under clause 23.1, and while the Uncontrollable Event continues, the obligations of a Party which cannot be performed because of the Uncontrollable Event will be suspended.

         23.3     OBLIGATIONS OF PARTIES

                  Each Party must:

                  23.3.1 use its reasonable endeavours to remedy the Uncontrollable Event to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible; and

                  23.3.2 take all action reasonably practicable to mitigate any loss suffered by the other Party as a result of its failure to carry out its obligations under this Agreement.

         23.4     LIMIT OF OBLIGATIONS

                  A Party is not required, under clause 23.3, to settle any labour dispute against its will or to test the validity or refrain from testing the validity of federal, state or local law, order, rule or regulation.

         23.5     EXTENDED EXISTENCE OF UNCONTROLLABLE EVENT

                  If a Party is prevented from carrying out its obligations under this Agreement as a result of an Uncontrollable Event for a period of 3 months:

                  23.5.1 the Parties must consult with each other in good faith with a view to assessing the likelihood of the Uncontrollable Event continuing; and

                  23.5.2 if in the reasonable opinion of a Party substantial performance of the other Party's obligations under this Agreement (having regard to the remaining term of the Agreement) is unlikely because of the Uncontrollable Event that Party may terminate this Agreement by 30 days written notice to the other Party without prejudice to the rights of either Party accrued prior to the date of termination.

         23.6     EXTENSION

                  Subject to Clause 23.5, the term of this Agreement will be extended by the period of the Uncontrollable Event.

         23.7     PAYMENT OF MONEY

                  This Clause 23 does not affect a Party's obligation to make a payment to the other Party.

24       NOTICES

         Any notice required to be given under this Agreement by any party to another shall be:

         24.1 in writing addressed to the address of the intended recipient shown in this Agreement below or to such other address as has been most recently notified by the intended recipient to the Party giving the notice:

                  in the case of Cerylid:

                  Address:        576 Swan Street
                                  Richmond Victoria 3121
                                  Australia

                  Fax:            [...***...]

                  E-mail          businessdevelopment@cerylid.com.au

                  Attention:      Vice President, Business Development

                  in the case of Anadys:

                  in accordance with Item 14 of Schedule 1.

         24.2     signed by a person duly authorised by the sender; and

         24.3     deemed to have been given and served:

                  24.3.1   where delivered by hand, at the time delivery;

                  24.3.2 where sent by facsimile transmission, 24 hours after the time recorded on the transmission report unless:

                           24.3.2.1 within those 24 hours the intended recipient
                                    has informed the sender that the
                                    transmission was received in an incomplete or garbled form; or

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                           24.3.2.2 the transmission result report of the sender
                                    indicates a faulty or incomplete
                                    transmission;

                  24.3.3 where sent by e-mail, 24 hours after the time the e-mail was sent; and

                  24.3.4 where sent by registered mail, on acknowledgment of receipt by or on behalf of the recipient,

                  but if such delivery or receipt is on a day on which commercial premises are not generally open for business in the place of receipt or is later than 4.00 p.m. (local time) on any day, the notice shall be deemed to have been given and served on the next day on which commercial premises are generally open for business in the place of receipt.

25       GENERAL PROVISIONS

         25.1     INVALID OR UNENFORCEABLE PROVISIONS

                  If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

                  25.1.1 it is read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

                  25.1.2   it does not affect the validity or enforceability of:

                           25.1.2.1 that provision in another jurisdiction; or

                           25.1.2.2 the remaining provisions;

         25.2     REPLACEMENT OF INVALID PROVISION

                  The Parties will seek to replace any invalid provision with a provision which is valid, legal and enforceable having the same effect as the provision which is severed pursuant to clause 25.1 of this Agreement. If the Parties cannot agree on such a provision, clause 16.3 will apply.

         25.3     WAIVER

                  25.3.1 No right or obligation under this Agreement will be waived except by notice in writing signed by each Party.

                  25.3.2 A waiver by a Party pursuant to Clause 25.3 will not prejudice that Party's rights in respect of any subsequent breach of this Agreement by the other Party.

                  25.3.3 Subject to Clause 25.3.1, any failure by a Party to enforce any of the provisions of this Agreement, or any forbearance, delay or indulgence granted by a Party to another Party, will not be construed as a waiver of that Party's rights pursuant to this Agreement.

         25.4     ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, commitments, representations and agreements between the Parties.

         25.5     COUNTERPARTS

                  This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

         25.6     AMENDMENTS

                  This Agreement may be amended only by a written document signed by both Parties.

         25.7     SUCCESSORS AND ASSIGNS

                  This Agreement will be binding on and inure to the benefit of the Parties and their permitted successors and assigns:

         25.8     ASSIGNMENT

                  Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting all or substantially all of the assets or actual voting control of the assigning Party to which this Agreement pertains.

         25.9     ATTORNEYS

                  Each attorney executing this Agreement on behalf of a Party acknowledges that it has not received notice of the revocation of the powers of attorney under which it executes this Agreement.

         25.10    FURTHER ASSURANCES

                  Each Party must do or cause to be done, all things reasonably required by notice from another Party to give full effect to this Agreement and each of the transactions contemplated by this Agreement.

         26       GOVERNING LAW AND JURISDICTION

                  26.1     GOVERNING LAW

                           This Agreement is governed by and is to be interpreted under the laws of Victoria.

                  26.2     JURISDICTION

                           The Parties irrevocably and unconditionally:

                           26.2.1 submit to the non-exclusive jurisdiction of the courts of Victoria; and

                           26.2.2 waive any claim or objection based on absence of jurisdiction or inconvenient forum.

                  26.3     SERVICE OF PROCESS

                           A document required to be served in proceedings about this Agreement may be served:

                           26.3.1 by being delivered to or left at its address for service of notices under Clause 24; or

                           26.3.2   in any other way permitted by law.

EXECUTED AS AN AGREEMENT

Signed for and on behalf of CERYLID PTY   )
LTD (ABN 92 061 632 684) by a duly        )
authorised officer:                       )

__________________________________________Signature

__________________________________________Name (Print)

__________________________________________Position

Signed for and on behalf of THE           )
CUSTOMER by a duly authorised officer:    )

__________________________________________Signature

__________________________________________Name (Print)

__________________________________________Position

                                   SCHEDULE 1

ITEM 1

Date:

ITEM 2

Parties:           1.     Cerylid Pty Ltd (ABN 92 061 632 684) ("Cerylid")

                   2.     Anadys Pharmaceuticals Inc. ("Anadys")

ITEM 3

Access Fee:               $[...***...]

ITEM 4

Field: With the exception of Screens designed to identify compounds with antibacterial activity or otherwise active against bacterial targets, which is expressly forbidden by an existing contractual arrangement between Cerylid and a Third Party, Anadys may screen the Sample Extracts against any other targets for any other therapeutic indication. If during the Term, the existing contractual relationship between Cerylid and such Third Party is amended or terminated so as to no longer prohibit Cerylid from authorising Anadys to conduct screens against antibacterial targets, Cerylid will negotiate in good faith with Anadys to develop an arrangement acceptable to the Parties that authorises Anadys to conduct screens against antibacterial targets.

ITEM 5

Assessment Period:        [...***...]

ITEM 6

Evaluation Period:        [...***...]

ITEM 7

Dereplication Fee:        $[...***...]

Characterisation Fee:     $[...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

ITEM 8

Evaluation Compound
Fee: No fee in respect of the first [...***...] Identified Compounds nominated by Anadys as Evaluation Compounds, and $[...***...] for the [...***...] and each subsequent Identified Compound so nominated

ITEM 9

Sample Extracts:          [...***...]

ITEM 10

Dereplication:            Up to [...***...] Hit Extracts per Screen conducted
                          by Anadys

ITEM 11

Characterisation:         Up to [...***...] Priority Hit Extracts per Screen
                          conducted by Anadys

ITEM 12

Number of Management
  Committee Representatives: 6

ITEM 13

Licence Fee:              $[...***...] for each compound

ITEM 14

Notices:                  ANADYS

                          Address:     9050 Camino Santa Fe, San Diego, CA 92121

                          Fax:         [...***...]

                          E-mail:      mkamdar@anadyspharma.com

                          Attention:   Michael J Kamdar

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE 2

Research Plan

           SCREENING COLLABORATION BETWEEN CERYLID PTY LTD AND ANADYS
                              PHARMACEUTICALS, INC

                                  6 JUNE, 2002

THIS RESEARCH PLAN IS INTENDED AS A GUIDANCE DOCUMENT ONLY. IN THE EVENT THAT ANY STATEMENTS CONTAINED WITHIN THIS RESEARCH PLAN CONFLICT WITH ANY TERMS OF THE AGREEMENT, THE TERMS OF THE AGREEMENT SHALL CONTROL. REFERENCES HEREIN TO "CLAUSES" REFER TO CLAUSES OF THE AGREEMENT. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE AGREEMENT.

     1.  Provision of Sample Extracts (Cerylid)

     - Cerylid will supply Anadys with an agreed set of at least [...***...] samples from its library of microbIaL fermentation extracts (Sample Extracts) for testing at Anadys in the selected screens. If agreed to by Anadys, the Sample Extracts may also include some plant extracts. The precise breakdown of the sample set will be defined by mutual agreement but, for indicative purposes, it is anticipated that the set will include extracts of taxonomically-diverse microbial isolates (actinomycetes, fungi and eubacteria) sourced from a diverse range of marine, terrestrial and Antarctic environments and microhabitats, and fermented under diverse conditions (combination of different growth media and different physical conditions, eg shaken liquid, static liquid and solid substrate fermentations). Cerylid will provide Analysis with a written statement detailing its proposal for sample selection, prior to dispatch of the Sample Extracts.

     2.  Primary Screening (Anadys)

     - Anadys will conduct primary screening of the Sample Extracts against its target(s). Responsibility for nominating targets, and for developing and running primary screens, will reside with Anadys.

     3.  REPORT OF DATA (ANADYS)

                                             ***CONFIDENTIAL TREATMENT REQUESTED

     - Anadys will provide Cerylid with a list of all Extracts in which bioactivity has been confirmed by retest including information on the number of hits against each particular target.

     - If, based on the data and upon consultation with Cerylid, Anadys determines, that the target initially selected for the Screen should not continue to Dereplication and with the subsequent steps of the Research Plan, then Anadys shall so inform Cerylid, and shall designate a second target to initiate through the Research Plan, commencing with Step 2 above.

     4.  DEREPLICATION - STEP 1 - SPE FRACTIONATION (CERYLID)

     - Cerylid will conduct crude fractionation of hits by solid phase extraction (SPE) chromatography (yielding ten fractions from each parent extract) to localise bioactivities to specific polarity ranges.

     5.  SHIPMENT OF FRACTIONS (CERYLID)

     - Cerylid will ship fractions resulting from the SPE Fractionation process to Anadys

     6.  ASSAY DEVELOPMENT (ANADYS)

     -   Anadys will assay the fractions to localise bioactivities

     7.  REPORT OF DATA (ANADYS)

     -   Anadys will report Anadys Screening Data to Cerylid

     8.  DEREPLICATION - STEP 2 - HPLC FRACTIONATION (CERYLID)

     - Cerylid will conduct HPLC Fractionation using gradients tailored to the relevant polarity ranges in which bioactivities are localised, yielding forty to eighty fractions per parent extract in which active compounds will be in Substantially Pure form.

     9.  SHIPMENT OF FRACTIONS (CERYLID)

     - Cerylid will ship fractions resulting from the HPLC Fractionation process to Anadys

     10. SECONDARY ASSAY DEVELOPMENT (ANADYS)

     - At its discretion, Anadys may develop and use secondary assays to eliminate and/or prioritise hits identified in the Screen

     11. ASSAY DEVELOPMENT (ANADYS)

     -   Anadys will assay the fractions to localise bioactivities

     12. LC/MS ANALYSIS (ANADYS)

     - For selected HPLC fractions showing bioactivity, as determined by Anadys, Anadys may conduct an LC/MS analysis to help prioritize hits for structure determination.

     - Cerylid and Anadys will jointly use the resultant package of data on Substantially-Pure active fractions (chromatographic, physicochemical, LC/MS and biological activity) to prioritise hit extracts for full chemical isolation and characterisation, with ultimate decisionmaking authority as to which hits are pursued into structure determination residing with Anadys.

     13. PURIFY AND STRUCTURE DETERMINATION (CERYLID)

     - Cerylid will purify active compounds from prioritised hits (supported by bioassays conducted at Anadys) and elucidate their chemical structures. The number of such hits taken to characterisation of compound structures will be up to [...***...] for each specific target screened at Anadys.

     14. PROVISION OF 10mg PURE IDENTIFIED COMPOUND AND FINAL REPORT (CERYLID)

     - At the request of Anadys, Cerylid will provide Anadys with a sample of each Identified compound in sufficient quantity (typically [...***...]
         mg) to carry out basic biological and chemical characterizatiON.

                                             ***CONFIDENTIAL TREATMENT REQUESTED